Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-222388 and 333-219576) of our report dated February 19, 2019, relating to the consolidated financial statements of Bancorp 34, Inc., appearing in this Annual Report (Form 10-K) for the years ended December 31, 2018 and 2017.

/s/ Moss Adams LLP Scottsdale, Arizona
February 19, 2019